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                                                                     EXHIBIT 2.2

                           STOCK PURCHASE AGREEMENT

                                    BETWEEN

                       EDUCATION MANAGEMENT CORPORATION

                                      AND

                             MICHAEL C. MARKOVITZ

                                  Dated as of

                                 July 9, 2001
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                           STOCK PURCHASE AGREEMENT
                           Dated as of July 9, 2001


     The parties to this Stock Purchase Agreement (this "Agreement") are Michael
C. Markovitz ("Seller"), a stockholder of Argosy Education Group, Inc., an Illinois corporation (the "Company") and Education Management Corporation, a Pennsylvania corporation (the "Buyer").

     The Company, along with its Subsidiaries, owns and operates the Schools (as defined below). The Seller is the owner directly or indirectly of 4,900,000 shares of Class B common stock, $.01 par value per share of the Company ("Company Class B Common Stock") (the "Shares"). The Seller desires to sell and the Buyer desires to purchase all of the Shares. As of the date hereof, Buyer, HAC Inc. ("HAC"), a wholly owned subsidiary of the Buyer and the Company have entered into that certain Agreement and Plan of Merger dated July 9, 2001 providing for the merger of HAC with and into the Company (the "Merger Agreement"). In consideration of the mutual promises, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:


                                  ARTICLE I.

                                  DEFINITIONS

          When used in this Agreement, and in addition to the other terms defined herein, the following terms shall have the meanings specified:

          "ACCREDITING BODY" shall mean any entity or organization, whether private or quasi-private, whether foreign or domestic, which engages in the granting or withholding of accreditation of private post secondary schools in accordance with standards and requirements relating to the performance, operations, financial condition and/or academic standards of such schools.

          "AFFILIATE" shall mean, in relation to any party hereto, any entity directly or indirectly controlling, controlled by or under common control with such party and shall include a party's executive officers, directors and with respect to natural persons shall include such person and his or her spouse, siblings, or ancestors, any lineal descendants, or their siblings, or ancestors, or trust for the benefit of the foregoing.

          "ANTITRUST LAWS" shall have the meaning set forth in Section 6.1(b).

          "BALANCE SHEET" shall mean the May 31, 2001 balance sheet of the Company provided to the Buyer.
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          "BALANCE SHEET DATE" shall mean May 31, 2001.

          "BANKRUPTCY EXCEPTION" shall have the meaning set forth in Section
3.2.

          "BUYER DAMAGES" shall have the meaning set forth in Section 8.2

          "BUYER INDEMNITEES" shall have the meaning set forth in Section 8.2,

          "CLOSING" shall have the meaning set forth in Section 2.3.

          "CLOSING DATE" shall have the meaning set forth in Section 2.3.

          "COMPANY CLASS B COMMON STOCK" shall have the meaning set forth in the recitals.

          "COMPANY COMMON STOCK" shall mean the Company Class A Common Stock, $.01 par value per share, and the Company Class B Common Stock.

          "COMPANY FINANCIAL STATEMENTS" shall mean the audited Consolidated Balance Sheets, Consolidated Statement of Operations, Consolidated Statement of Cash Flows and Consolidated Statement of Shareholders' Equity of the Company, and the related notes thereto, for the most recent two (2) fiscal years, and the unaudited interim consolidated financial statements of the Company for the nine
(9) month period ended and at May 31, 2001.

          "DOE" shall mean the United States Department of Education.

          "EFFECTIVE TIME" shall mean the time at which the Merger becomes effective, pursuant to the Merger Agreement.

          "ESCROW ACCOUNT" shall have the meaning set forth in Section 2.4(a).

          "ESCROW AGENT" shall have the meaning set forth in Section 2.4(a).

          "ESCROW AGREEMENT" shall have the meaning set forth in Section 2.4(a).

          "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          "GAAP" shall mean United States generally accepted accounting principles consistently applied.

          "GOVERNMENTAL ENTITY" shall mean any federal, state, local or foreign court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or administrative agency or commission.

          "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

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          "INCUMBENT DIRECTORS "shall have the meaning set forth in Section 2.5.

          "INDEMNIFIED PARTY" shall have the meaning set forth in Section 8.4.

          "INDEMNITY THRESHOLD" shall have the meaning set forth in Section 8.2.

          "KNOWLEDGE" shall mean the actual Knowledge after reasonable inquiry of the Seller.

          "LAW" shall mean any foreign, federal, state or local governmental law, rule, regulation or requirement, including any rules, regulations and orders promulgated thereunder and any orders, decrees, consents or judgments of any governmental regulatory agencies and courts having the force of law other than any Environmental Laws.

          "LIEN" shall mean, with respect to any asset (real, personal or mixed): (a) any mortgage, pledge, lien, easement, lease, title defect or imperfection or any other form of security interest, whether imposed by Law or by contract; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

          "MATERIAL ADVERSE EFFECT" means any effect, change, event, circumstance or condition which when considered with all other effects, changes, events, circumstances or conditions has materially and adversely affected or could reasonably be expected to materially and adversely affect the results of operations, financial condition, assets, liabilities or business of the Buyer or the Company, in each case including its respective Subsidiaries together with it taken as a whole, as the case may be.

          "MERGER" shall have the meaning set forth in Section 5.19.

          "MERGER AGREEMENT" shall have the meaning set forth in the recitals.

          "OTHER APPROVALS" shall have the meaning set forth in Section 2.4(b)

          "PARTY" shall mean each of the Seller and the Buyer.

          "PERSON" shall mean a natural person, corporation, limited liability company, association, joint stock company, trust, partnership or any other legal entity.

          "PPPAs" shall have the meaning set forth in Section 2.4(b).

          "PURCHASE PRICE" shall have the meaning set forth in Section 2.1.

          "SCHOOL" shall mean any school regulated as such by the DOE, other Governmental Entity or Accrediting Body and owned or operated by the Company or any of its Subsidiaries, including the American Schools of Professional Psychology, Medical Institute of

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Minnesota, PrimeTech Institute, University of Sarasota, John Marshall Law School
and Western State University College of Law.

          "SCHOOLS' ACCREDITING BODIES" shall have the meaning set forth in
Section 2.4(b).

          "SEC" shall mean the Securities and Exchange Commission.

          "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          "SELLER DAMAGES" shall have the meaning set forth in Section 8.3.

          "SELLER INDEMNITEES" shall have the meaning set forth in Section 8.3.

          "SHARES" shall have the meaning set forth in the recitals.

          "STOCKHOLDERS" shall mean all Persons owning any shares of Company Common Stock.

          "STUDENT FINANCIAL ASSISTANCE PROGRAMS" shall mean those programs created by the Higher Education Act of 1965, as amended, and administered by the DOE, as well as any state student assistance programs or other government-sponsored student assistance programs.

          "SUBSIDIARY" shall mean any entity, a majority of the outstanding equity of which (or any class or classes, however designated, having ordinary voting power for the election of members of the board of directors of such entity) shall at the time be owned by the relevant Person directly or through one or more corporations which are themselves Subsidiaries.

          "TAX" or "TAXES" shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and including any liability for taxes of a predecessor entity.

          "TITLE IV " shall mean Subchapter IV of the Higher Education Act of 1965, as amended, 20 U.S.C.A. (s)1070 et seq. and any amendments or successor statutes thereto.

          "TITLE IV PROGRAM" shall mean any program of student financial assistance administered pursuant to Title IV.

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                                  ARTICLE II.

                                THE TRANSACTION

          2.1.   SALE AND PURCHASE OF SHARES. At the Closing referred to in
Section 2.3, upon the terms and subject to the conditions of this Agreement, the Seller shall sell to the Buyer and the Buyer shall purchase from the Seller the Shares for a purchase price of $12.00 per Share (the "Purchase Price").

          2.2. PAYMENT OF CONSIDERATION; DELIVERY OF SHARES. At the Closing, the Buyer shall deliver the Purchase Price to the Escrow Agent (as defined in Section 2.4(a)) at the Closing by either, at Buyer's election, (a) wire transfer of federal funds or (b) deposit of a letter of credit from a financial institution reasonably acceptable to Seller and the Seller shall deliver the certificate(s) for the Shares together with duly executed stock powers executed in blank to the Escrow Agent. At the Closing, title to the Shares shall pass to Buyer. At the Closing, Seller shall deliver the Shares free and clear of any Liens, encumbrances or adverse claims of any nature.

          2.3. CLOSING. The closing of the sale and purchase of the Shares (the "Closing") shall take place as soon as practicable following the satisfaction or waiver of all conditions to the obligations of the parties to this Agreement to consummate the transactions contemplated hereby as set forth in Sections 6.1 and 6.2 (other than conditions with respect to actions to be taken at the Closing itself) (the "Closing Date") at the offices of Kirkpatrick & Lockhart LLP, Henry W. Oliver Building, 535 Smithfield Street, Pittsburgh, PA 15222, or at such other place and time as the parties may agree upon in writing


          2.4.   ESCROW; DEPARTMENT OF EDUCATION APPROVAL.

          (a)    Escrow. The parties shall appoint an institution mutually and
                 ------
reasonably acceptable to Buyer and Seller to act as escrow agent (the "Escrow Agent") pursuant to an escrow agreement substantially in the form attached hereto as Exhibit A (the "Escrow Agreement"). The Purchase Price or letter of
          ---------
credit payable in accordance with Section 2.2 shall be deposited with the Escrow Agent to be held in an escrow account (the "Escrow Account") subject to the terms and conditions set forth in this Section 2.4.

          (b)    Escrow Release. On the next business day following satisfaction
                 --------------
(or, written waiver by Buyer) of the following conditions, the Escrow Agent shall pay to the Seller the Purchase Price, less the amount of any claims for Buyer Damages under Section 8.2 (the "Escrow Release"), and any interest earned on the funds escrowed shall be paid to Buyer:

                 (i) receipt of (A) a provisional program participation agreement for each of the Schools from the DOE to allow the Schools to continue to participate after the Closing under the same conditions as they currently do in the programs of Title IV and without adversely affecting the financial aid benefits available to the current students of the Schools and

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prospective students of the Schools (collectively, the "PPPAs") and (B) all final approvals to the extent required to be obtained from the following relevant Accrediting Bodies: American Bar Association, North Central Association of Colleges and Schools, American Psychological Association, Southern Association of Colleges and Schools, Accrediting Bureau of Health Educational Schools, Western Association of Schools and Colleges, National Accrediting Agency for Clinical Laboratory Sciences, Committee on Accreditation for Medical Assistant Education, Joint Review Committee on Education in Radiologic Technology, American Veterinary Medical Association, and Commission on Dental Accreditation of the American Dental Association (the above listed Accrediting Bodies shall be collectively referred to herein as the "Schools' Accrediting Bodies") in order for the Schools to continue to operate in the manner in which they currently operate and have historically operated (or, to the extent such operation is changed by the restructuring of certain schools into Argosy University, in a manner consistent with such restructuring) (collectively, the "Other Approvals"), and

                    (ii) the closing of the Merger pursuant to, and in accordance with, the Merger Agreement.

Each Party hereby agrees to cooperate fully with the other Party in promptly seeking the PPPAs and the Other Approvals and promptly supplying any information that may be requested by the DOE and the Schools' Accrediting Bodies or any other Accrediting Body. Any one or more of the conditions set forth in clauses
(i) or (ii) may be waived in whole or in part by the Buyer in its sole discretion.

          (c)       Rescission. If the Escrow Release has not occurred for any
                    ----------
reason by December 31, 2001, the transactions contemplated by this Agreement shall be automatically rescinded.

          (d) Upon rescission, no party shall have any liability to any other party other than in respect of any prior breach of this Agreement, and the amount deposited in the Escrow Account, together with interest thereon, shall be returned to the Buyer immediately and the stock certificate(s) representing the Purchased Shares shall be returned to the Seller immediately.

          (e)       Effect of Rescission. In the event of a rescission of the
                    --------------------
Closing, this Agreement (other than Sections 2.5 and 2.6 hereof) shall forthwith become void and there shall be no liability or obligation on the part of Buyer or Seller hereunder thereafter; provided further, however, that nothing herein shall relieve any party for liability for any breach hereof prior to such rescission.

          2.5       VOTING.

          (a) Seller hereby agrees that, prior to the Closing Date and after any rescission under Section 2.4, at any meeting of the Stockholders, however called, and at every adjournment or postponement thereof, and in any action by written consent of the Stockholders, he shall (i) appear at the meeting or otherwise cause the Shares to be counted as present thereat for purposes

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of establishing a quorum, (ii) vote the Shares in favor of the Merger and approval and adoption of the Merger Agreement, and any action required in furtherance thereof, (iii) vote the Shares against any action or agreement that would result in a breach in any material respect of any representation, warranty or covenant of the Company in the Merger Agreement, and (iv) vote the Shares against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger, including any other extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company and a third party or any other proposal of a third party to acquire the Company. Without limiting the generality of the foregoing, Seller shall irrevocably vote all of the Shares in favor of the Merger promptly upon the setting of a record date for the meeting of Stockholders at which the Merger will be submitted to a vote of Stockholders. Seller's obligation under this
Section 2.5 shall terminate on the termination of the Merger Agreement.

          (b) Buyer hereby agrees that, after the Closing Date and until the earlier of the Effective Time of the Merger or the Escrow Release, at any meeting of the Stockholders, however called, and at every adjournment or postponement thereof, and in any action by written consent of the Stockholders, it shall (i) appear at the meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum, (ii) vote the Shares in favor of the Company's directors who are the current incumbent directors at the time of the signing of this Agreement (the "Incumbent Directors") and any persons nominated by the Incumbent Directors to fill any vacancies that may be created on the Company's Board of Directors (other than any persons designated by or affiliated or associated with any person or entity that is proposing to engage in any acquisition of an interest in, or business or business combination with, the Company), (iii) vote the Shares against any action or agreement that would result in a breach in any material respect of any representation, warranty or covenant of the Company in the Merger Agreement, and (iv) vote the Shares against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger, including any other extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company and a third party or any other proposal of a third party to acquire the Company.

          2.6 IRREVOCABLE PROXY. Each of the parties agrees that, in the event it shall fail to comply with the provisions of Section 2.5 hereof, such failure shall result in the irrevocable appointment of the other as its attorney and proxy, with full power of substitution and resubstitution, to vote the Shares at any meeting of Stockholders, however called, or in connection with any action by written consent by the Stockholders, in each case only as and to the extent provided in Section 2.5 hereof; provided, however, that, without limiting the foregoing, in any such vote or other action pursuant to such proxy, no party shall have the right (and such proxy shall not confer the right) to vote against the Merger, to vote to reduce the Merger Consideration (as defined in the Merger Agreement) or otherwise modify or amend the Merger Agreement to reduce the rights or benefits of the Company or any Stockholders (including Seller) under this Agreement or the Merger Agreement or to reduce the obligations of Buyer, HAC or the Company thereunder; and provided, further, that the proxy granted pursuant

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to this Section 2.6 shall irrevocably cease and shall be of no further force or effect upon the earlier of the Escrow Release or the termination of the Merger Agreement or this Agreement in accordance with its terms. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE, SUBJECT TO THE FOREGOING AND SECTION 2.5 HEREOF, AND COUPLED WITH AN INTEREST. Each of the parties hereby revokes all other proxies and powers of attorney with respect to the Shares that it may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) with respect thereto, other than as contemplated by Section 2.5 hereof.

                                 ARTICLE III.

                        REPRESENTATIONS AND WARRANTIES
                                 OF THE SELLER

     As an inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Seller represents and warrants to the Buyer as follows:

          3.1. SHARES. The Shares are validly issued, fully paid and nonassessable. All of the Shares are owned of record, legally, beneficially and exclusively by the Seller, except for the Shares held by the MCM Trust and the MCM Dynastic Trust (the "Seller Trusts"). Seller has full and sole power to vote and dispose of the Shares owned by the Seller Trusts. The Seller holds the exclusive right and power to vote and dispose of the Shares owned by him or the Seller Trusts. The Shares are free and clear of any and all Liens or other encumbrances. Upon delivery of certificates representing the Shares under this Agreement, the Buyer will acquire good and valid legal and exclusive title to the Shares, free and clear of any Liens or other encumbrances or any adverse claims of any nature. There are no outstanding subscriptions, options, warrants, preemptive rights, exercise rights, exchange rights, appreciation, phantom stock or other rights to acquire from the Seller any of the Shares.

          3.2. AUTHORIZATION; ENFORCEABILITY. This Agreement constitutes the valid and binding obligation of the Seller and is, and the other documents and instruments required by this Agreement to be executed and delivered by the Seller will be, when executed and delivered by the Seller, enforceable against the Seller in accordance with their respective terms, except as such enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors (the "Bankruptcy Exception") and subject to general equity principles and an implied covenant of good faith and fair dealing.

          3.3. NO VIOLATION OR CONFLICT. Subject to the receipt of the clearance or expiration or termination of the waiting period described in
Section 6.1(b) and the approvals described in Section 6.1(c) and on Section 4.4 of the Company Disclosure Letter to the Merger Agreement, the execution and delivery of this Agreement by the Seller and all documents and instruments required by this Agreement to be executed and delivered by the Seller do not, and the consummation by the Seller of the other transactions contemplated hereby and the Seller's compliance with the provisions hereof will not, result in any violation of, or default under any agreement, contract or binding commitment to which Seller or any Seller Trust is a party to or by which Seller or any Seller Trust is bound.

          3.4. NO LITIGATION. There are no actions, suits, investigations, injunctions, orders, decrees, claims or proceedings of any nature or kind whatsoever, at law or in equity, instituted, or pending against Seller or any Seller Trust, or to Seller's Knowledge, threatened by any Person or any outstanding orders, judgments, injunctions, awards or decrees which are intended to, or might reasonably be expected to, prohibit any of the transactions contemplated hereby or impair Seller's ability to fulfill his obligations under this Agreement.

          3.5. NO BROKER OR FINDER. No broker, finder or other party is entitled to any fee or other compensation in connection with the sale of Shares contemplated under this Agreement, other than J.P. Morgan (pursuant to the letter dated May 25, 2001, a copy of which has been provided to Buyer).

          3.6. TAX MATTERS. Seller will furnish Buyer and/or Escrow Agent all taxpayer information reasonably necessary to determine any withholding obligation that may be imposed with respect to the payment of the consideration to Seller for the Purchased Shares under applicable tax law.

          3.7. ABSENCE OF COMPANY BREACH. Seller has no Knowledge of any breach of any representation and warranty made by the Company in the Merger Agreement.

          3.8. DISCLOSURE. None of the representations or warranties of the Seller contained herein is false or misleading in any material respect or omits to state a fact necessary to make the statements herein not misleading in any material respect.


                                  ARTICLE IV.

                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

     As an inducement to the Seller to enter into this Agreement and consummate the transactions contemplated hereby, the Buyer represents and warrants to the Seller as follows:

          4.1. ORGANIZATION; BUSINESS. Buyer is a corporation duly and validly organized and existing under the Laws of the jurisdiction of its incorporation and is qualified to do business as a foreign corporation and in good standing in the jurisdictions where the ownership or leasing of property or the conduct of its business requires qualification as a foreign corporation by Buyer except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect on Buyer.

               4.2. AUTHORIZATION; ENFORCEABILITY. The execution, delivery and performance by Buyer of this Agreement is within the corporate power and authority of Buyer and, subject to the provisions hereof, has been duly authorized by the Board of Directors of Buyer. No other corporate proceeding (including a vote of the stockholders of the Buyer) or action on the part of Buyer is necessary to authorize the execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by Buyer will be, when executed and delivered by Buyer, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as the enforcement thereof may be limited by the Bankruptcy Exception and subject to general equity principles and an implied covenant of good faith and fair dealing.

               4.3. NO VIOLATION OR CONFLICT. Subject to the receipt of the clearance or expiration or termination of the waiting period described in
Section 6.1(b) and the approvals described in Section 6.1(c), the execution and delivery of this Agreement by Buyer and all documents and instruments required by this Agreement to be executed and delivered by Buyer does not, and the consummation by Buyer of the transactions contemplated hereby and Buyer's compliance with the provisions hereof will not, result in any violation of any provision of the certificate of incorporation, bylaws or contracts of Buyer except such as could not reasonably be expected to have a Material Adverse Effect.

               4.4. SUFFICIENT FUNDS. Buyer has received a commitment letter from National City Bank pursuant to which Buyer expects to have available to it, at the Effective Time, sufficient funds to consummate the transactions contemplated by this Agreement, including payment of the Purchase Price and all related costs and expenses.

               4.5. INVESTMENT INTENT. Buyer hereby represents that the Purchased Shares it is acquiring pursuant to this Agreement are being purchased for its own account for purposes of investment and not with a view to, or for sale in connection with, any public distribution thereof. In addition, Buyer acknowledges that the Purchased Shares being purchased pursuant to this Agreement have not been registered under the Securities Act, and may not be resold without registration under such Act or unless an exception or exemption therefrom is available.

               4.6. BROKER'S AND FINDER'S FEE. The Buyer has not incurred any brokers', finders' or any similar fee in connection with the transaction contemplated by this Agreement.

               4.7. DISCLOSURE. None of the representations or warranties of the Buyer contained herein is false or misleading in any material respect or omits to state a fact necessary to make the statements herein not misleading in any material respect.

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                                  ARTICLE V.

                           COVENANTS AND AGREEMENTS

               5.1.  REGULATORY AND OTHER APPROVALS.

               (a) The Seller and the Buyer will (i) within a reasonable period of time after execution of this Agreement take any reasonable actions necessary to file notifications under the HSR Act and any applicable laws of Canada, (ii) comply within a reasonable period of time with any binding request for additional information received from the Federal Trade Commission or Antitrust Division of the Department of Justice pursuant to the HSR Act or from request early termination of the applicable waiting period.

               (b) The Seller shall use all commercially reasonable efforts to cause the Company and each of its Subsidiaries to cooperate with Buyer to take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to (i) solicit input from Governmental Entities and Accrediting Bodies regarding the process of obtaining regulatory, Accrediting Body and DOE approvals, obtain all state education regulatory body, Accrediting Body and DOE approvals, make all filings with and give all notices to Governmental Entities and Accrediting Bodies, and obtain all licenses required of the Company to consummate the transactions contemplated hereby, including without limitation those described in the Company Disclosure Letter to the Merger Agreement, (ii) provide such other information and communications to such Governmental Entities and Accrediting Bodies or other persons as Buyer or such Governmental Entities and Accrediting Bodies may request and (iii) obtain all state education regulatory body, Accrediting Body and DOE approvals, making all filings with and giving all notices to Governmental Entities and Accrediting Bodies and obtaining all licenses required of Buyer to consummate the transactions contemplated hereby. The Seller will use his commercially reasonable efforts to cause the Company to provide prompt notification to Buyer when any such state education regulatory body, Accrediting Body or DOE approval or license referred to in clause (i) above is obtained, taken, made or given, as applicable, and will promptly advise Buyer of any communications (and promptly provide copies of any such communications that are in writing or filings) with any Governmental Entity or Accrediting Body regarding the transactions contemplated by this Agreement. In addition:

                     (i) The Seller shall use all commercially reasonable efforts to cause the Company, within ten (10) days from the date of this Agreement, to file a pre-acquisition application with DOE in order to obtain a written statement from DOE, to the satisfaction of Buyer in its sole discretion, that the DOE does not see any impediment to issuing the PPPAs to the Company following the Closing, which agreement will prevent any interruption of Title IV Program funds from the DOE to the Company and will not include (A) unusual or burdensome conditions, including, but not limited to, any requirement to administer Title IV Program funds on a reimbursement or cash monitoring basis or to post a letter of credit or other financial security with the DOE in an amount which is reasonably expected by Buyer to materially reduce the economic benefits that Buyer or its Affiliates anticipated to receive in this transaction, or (B) any requirement that would impose restrictions or limitations on the activities of Buyer or its Affiliates unrelated to the Company or its Schools; provided, however, that the filing
                                         --------  -------
deadline contained in this Section 5.1(b)(i) shall be contingent on the Buyer cooperating fully with the Company to provide all information and materials necessary for the Company timely to file such pre-acquisition application.

                     (ii) The Seller and Buyer will cause their representatives to promptly and regularly advise each other and the Company concerning the occurrence and status of any discussions or other communications, whether oral or written, with any state education regulating body, Accrediting Body or Governmental Entity or other third party with respect to any consent or the PPPAs, including any difficulties or delays experienced in obtaining any consent, and of any conditions proposed, considered, or requested by any consent or the PPPAs.

                     (iii) Buyer will cooperate fully with the Seller and the Company in their efforts to obtain any consents and the PPPAs, but Buyer will not be required to (i) make any expenditure or payment of funds (other than fees and expenses of Buyer's counsel, if any) or (ii) permit any adverse changes in, or the imposition of any adverse condition to, any approval, license, or contract as a condition to obtaining any consent or the PPPAs. Such cooperation shall include Buyer's full cooperation in timely filing applications and other documents (including applications and other documents filed prior to the Closing) necessary to obtain any consent or the PPPAs.

                     (iv) Buyer will allow the Seller's and the Company's agents and representatives to participate in any meetings or telephone calls with any state education regulatory body, Accrediting Body or Governmental Entity to discuss the status of any consent or the PPPAs; provided, however, that the Seller and his agents will confer in advance with Buyer to agree on the issues to be discussed in such meeting or telephone call and will not introduce any issues that are not agreed to in advance and will not respond to any compliance issues first introduced in such meeting or telephone call by the state education regulatory body, Accrediting Body or Governmental Entity.

                     (v) The Seller will use all commercially reasonable efforts to cause the Company to ensure that its appropriate officers and employees shall be available to attend, as any Governmental Entity may reasonably request, any scheduled hearings or meetings in connection with obtaining any consent or the PPPAs.

               (c) Subject to the terms and conditions herein provided, the Seller and Buyer will take all reasonable steps necessary or desirable, and proceed diligently and in good faith and use all reasonable efforts to obtain all approvals required by any contract to consummate the transactions contemplated hereby.

               (d) Each of Buyer and the Seller shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any United States Governmental Entity with respect to the transactions contemplated by this Agreement under the Antitrust Laws. In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, and, if by mutual agreement, the Buyer and the Seller decide that litigation is in their best interests, each of the Buyer and the Seller shall cooperate and use all commercially reasonable efforts to vigorously contest and resist any such action or proceedings and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of any such transaction. Each of Buyer and the Seller shall use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or any applicable laws of Canada with respect to such transactions as promptly as commercially reasonable after the date of this Agreement. The obligations of Buyer and Seller under this Section 5.1 with respect to the Antitrust Laws shall not require Buyer or Seller to obtain or attempt to obtain any such waiver, permit, consent, approval or authorization if obtaining such waiver, permit, consent, approval or authorization would require disposition of any assets of Buyer or Seller or any affiliate of either.

               5.2. PUBLICITY. The Buyer shall consult with the Seller before issuing any press release or otherwise making any public announcements, including any announcement to employees and current or prospective students, with respect to this Agreement or the transactions contemplated hereby (except to the respective directors and officers of the Company and the Buyer), and shall not issue any such press release or make any such public announcement prior to such consultation, except as required by Law, including but not limited to applicable securities laws and Nasdaq National Market listing requirements or rules. The Seller shall not make any press release or public announcement regarding this Agreement or the transactions contemplated hereby.

               5.3. COSTS AND EXPENSES. The Buyer and the Seller shall each pay all their own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all accounting, legal and appraisal fees and settlement charges, except that the Company shall pay Seller's reasonable costs and expenses associated with the transactions contemplated hereby. The Seller shall pay all sales or other transfer taxes on the sale of the Shares and timely pay such amounts to the appropriate authorities. The Buyer shall pay the Hart-Scott-Rodino filing fee required in connection herewith.

               5.4. NOTIFICATION OF CERTAIN MATTERS. Between the date of this Agreement and the Closing Date, the Seller will promptly notify the Buyer in writing if it becomes aware of any development, fact or condition that (i) is reasonably likely, individually or with other existing developments, facts or conditions, to result in a Material Adverse Effect with respect to the Company or any of its Subsidiaries, or (ii) causes or constitutes a breach of any agreement or covenant under this Agreement applicable to him or of his representations and warranties as of the date of this Agreement, or if he becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

               5.5. STOCKHOLDER LITIGATION. The parties shall cooperate and consult with one another, to the fullest extent possible, in connection with any stockholder litigation against any of them with respect to the transactions contemplated by this Agreement. In furtherance of and without in any way limiting the foregoing, each of the parties shall use its respective commercially reasonable efforts to prevail in such litigation so as to permit the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement. No party shall consent to any settlement or order that would have the effect of prohibiting the transactions contemplated hereby or by the Merger Agreement without the consent of the other party.

               5.6. EXCLUSIVITY. Until the earlier of the Closing Date or such date as this Agreement is terminated, the Seller will not, and will use all commercially reasonable efforts to cause the Company to not, directly or indirectly, communicate with any party other than the Buyer concerning (a) the sale or other disposition of the Shares and (b) except in his capacity as an executive officer or director of the Company, in either case acting in accordance with a decision of the full Board of Directors, any material portion of the equity or assets of the Company by merger, consolidation, operation of law or otherwise.


               5.7. MERGER AGREEMENT. Seller shall use all commercially reasonable efforts to cause the Company to comply with all of its obligations pursuant to, and satisfy the conditions to closing under, the Merger Agreement.

               5.8.  UNDERTAKING OF SELLER - EXCLUDED ASSETS.

               (a) Seller hereby undertakes that if the Company is directed by Buyer to sell, divest, donate or otherwise dispose of the stock of John Marshall Law School, Inc. ("JMLS") and/or PrimeTech Canada, Inc. ("PrimeTech") pursuant to Section 6.23 of the Merger Agreement, Seller will, at the request of the Company, offer to purchase the stock of JMLS and/or PrimeTech, as the case may be, and all associated assets and liabilities, for a purchase price of $1.00. Seller hereby agrees that in connection with any purchase of the stock of JMLS and/or PrimeTech, such purchase shall be made by Seller without recourse to the Company and the Company shall make no representations or warranties or other undertakings to the Seller in connection therewith, and the closing of such purchase by Seller shall be conditioned solely on obtaining all material regulatory approvals necessary in order to transfer control of such entity or entities to Seller. Within 15 days of receipt of notice from Buyer, Seller will, and will cause the Company to, apply for all requisite regulatory approvals and will use all (and will cause the Company to use all) commercially reasonable efforts to obtain such approvals, and will close the purchase of JMLS and/or PrimeTech as promptly as practicable.

               (b) Buyer hereby waives any and all claims against Seller, his affiliates and agents and representatives in connection with such sale, other than any claims arising out of a breach of the provisions of this Section 5.8.

               (c) In connection with the purchase of JMLS and/or PrimeTech, Seller shall cause JLMS and/or PrimeTech to enter into an indemnity agreement reasonably satisfactory to Buyer pursuant to which JMLS and PrimeTech will hold the Company harmless from claims, obligations and liabilities of or relating to it or its operations.

               5.9. LEEDS LETTER AGREEMENT. Seller hereby agrees and undertakes to satisfy any and all obligations of the Company incident to that certain letter from the Company to Leeds Equity Associates, L.P. and its affiliates dated June 7, 2001 (and to reimburse the Company prior to the Closing for any payments made thereunder).

               5.10 NO LIENS, ETC. Seller shall not dispose of any of the Shares or any interest herein or grant any power of attorney or proxies with respect thereto. Seller shall not permit any Liens or other encumbrances or adverse claims of any nature to exist with respect to any of the Shares.


                                  ARTICLE VI.

                        CONDITIONS PRECEDENT TO CLOSING

               6.1. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER. The obligations of the Buyer under this Agreement are subject to the fulfillment, prior to the Closing, of each of the following conditions (any one or more of which may be waived in whole or in part by the Buyer at the Buyer's sole option and which conditions are set out herein for the exclusive benefit of the Buyer):

               (a)   Representations and Warranties; Covenants. Each of the
                     ------------------------------
representations and warranties of the Seller under this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct at and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date. The Seller shall have performed and complied in all respects with all obligations, covenants and conditions required by this Agreement to be performed or complied with by him prior to or on the Closing Date.

               (b)   Clearances. The expiration of all applicable waiting
                     ----------
periods in connection with the transactions contemplated hereby and by the Merger Agreement pursuant to the HSR Act, and the receipt of all required approvals from any Governmental Entity and the expiration of all required waiting periods pursuant to any material applicable statutes, rules, regulations, orders or decrees of Canada that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (together with the HSR Act, the "Antitrust Laws"), shall have been obtained by Buyer, Seller and the Company.

               (c)   Education Department Approvals. The issuance of the
                     ------------------------------
following Permits, approvals and permissions to the extent required for the continued operation of each of the Schools in the same manner as currently operated: (i) final approval by the California Bureau for Private Postsecondary and Vocational Education, Georgia Nonpublic Post-secondary Education Commission, Illinois Board of Higher Education, Tennessee Higher Education Commission, Arizona State Board for Private Postsecondary and Vocational Education, Florida State Board of Private Postsecondary and Vocational Education, Washington Higher Education Coordinating Board, Minnesota Higher Education Services Office, Virginia State Council for Higher Education, The Supreme Court of Georgia, Committee of Bar Examiners of the State Bar of California, and Ontario Ministry of Education and any successor to such agencies, (ii) receipt of a pre-acquisition review by the DOE acceptable to the Buyer, including any required approvals of governmental authorities or Accrediting Bodies in connection therewith, and (iii) receipt of DOE approval, in connection with the proposed reorganization of certain of the Company's Schools into Argosy University.

               (d)   Consents and Other Approvals. The conditions set forth in
                     ----------------------------
Section 7.3(e) and (f) of the Merger Agreement shall have been satisfied.

               (e)   Litigation. No statute, regulation or order of any
                     ----------
governmental body shall be in effect that prohibits the transactions contemplated by this Agreement or the Merger Agreement or that would limit or adversely affect the Buyer's ownership of the Shares or control of the Company. There shall not have been threatened, nor shall there be pending, any action or proceeding by or before any governmental body challenging the lawfulness of or seeking to prevent or delay any aspect of such transactions or seeking monetary or other relief by reason of the consummation of any of such transactions.

               (f)   No Breach of Merger Agreement. The Company shall not be in
                     -----------------------------
material breach of any provision of the Merger Agreement.

               (g)   Closing Certificate and Documents. The Seller shall have
                     ---------------------------------
executed and delivered a certificate dated the Closing Date to Buyer stating that all representations and warranties of the Seller under this Agreement are true and correct and that all obligations of Seller set forth in this Agreement have been complied with.

               (h)   No Material Adverse Change. From the date of this Agreement
                     --------------------------
to the Closing Date there shall not have been any event or development which could reasonably be expected to result in a Material Adverse Effect with respect to the Company.

               (i)   Vote of the Seller on Merger. The Company shall have set a
                     ----------------------------
record date for the meeting of Stockholders at which the Merger is to be submitted to the Stockholders, and

Seller shall have voted all of the Shares owned by him and by the Seller Trusts as of such record date in favor of the Merger as contemplated by Section 2.5(b).

               (j)   Board of Directors. Arrangements satisfactory to Buyer
                     ------------------
shall have been made to ensure that the Board of Directors of the Company shall be reconstituted in a manner satisfactory to Buyer promptly following the Escrow Release.

               (k)   Ownership of Shares. Buyer shall have received evidence
                     -------------------
satisfactory to it that the representations made by Seller in Section 3.1 with respect to the Seller Trusts and the Shares owned by the Seller Trusts are accurate, it being understood that if Buyer is not satisfied that this condition has been met, it may elect to exclude the Shares held by one or more of the Seller Trusts from the Shares to be purchased at the Closing hereunder.


               6.2. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER. The obligations of the Seller to proceed with the Closing hereunder are subject to the fulfillment prior to or at the Closing of the following conditions (any one or more of which may be waived in whole or in part by the Seller at his sole option and which conditions are set out herein for the exclusive benefit of the Seller).

               (a)   Representations and Warranties: Covenants. Each of the
                     ------------------------------
representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects, as of and with reference to the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, and with reference to such date. The Buyer shall have performed and complied with all obligations, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

               (b)   Litigation. No order of any governmental body shall be in
                     ----------
effect that restrains or prohibits the transactions contemplated hereby.

               (c)   Clearances. The waiting period pursuant to the HSR Act
                     ----------
shall have expired, and all required clearances from any Governmental Entity pursuant to any material applicable statutes, rules, regulations, orders or decrees from Canada that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, shall have been obtained by the Buyer, the Seller and the Company or all applicable waiting periods thereby required shall have expired or been terminated.

               (d)   Closing Certificates. The Buyer shall have furnished to the
                     --------------------
Seller a certificate of one of its officers, dated on the Closing Date, certifying to the fulfillment of the conditions set forth in subparagraph (a) of this Section 6.2.

               (e) The Buyer shall have executed an Employment Agreement with Seller in the form attached as Exhibit C to the Merger Agreement and such Employment Agreement shall not have been terminated by Buyer.

                                 ARTICLE VII.

                  COVENANT AGAINST COMPETITION AND DISCLOSURE


               7.1. NON-COMPETITION BY THE SELLER. To afford to the Buyer the full value of its purchase, the Seller, for a period of three (3) years after the Closing Date, shall not directly or indirectly (a) engage or become interested in (as owner, stockholder, partner or otherwise) the operation of any business which owns, operates, administers or establishes any post-secondary proprietary program or institution that, in the Buyer's reasonable judgment, competes with the Buyer or any of the Schools, (b) disclose to anyone, or use in competition with any of the Schools, any information with respect to any confidential or secret aspect of the operations of any of the Schools, (c) solicit or recruit, directly or indirectly, call on, accept business from, interfere with, or attempt to divert or entice away any person who at any time is an employee or student or a prospective student of any of the Schools, or (d) contact any current or past representatives of any of the Schools for purposes of recruiting students for other schools; provided, however, that nothing in this Section 7.1 shall be deemed to preclude Seller from (i) lecturing or teaching, whether paid or unpaid and whether for a competitor of the Buyer or otherwise, (ii) writing or publishing academic materials so long as it is not for a competitor of the Company or (iii) owning one percent (1%) or less of the stock of a publicly held corporation whose stock is traded on a national securities exchange or nationally recognized stock market or three percent (3%) or less of a private equity fund. It is further acknowledged by the parties that Seller's ownership of JMLS and/or PrimeTech pursuant to Section 5.8 shall not be considered to be in violation of this Section 7.1.

               7.2. REMEDIES. The Seller acknowledges that the remedy at law for breach of the provisions of Section 7.1 will be inadequate and that, in addition to any other remedy the Buyer and each of the Schools may have, the Buyer and each of the Schools will be entitled to an injunction restraining any such breach or threatened breach, without any bond or other security being required.

               7.3. BLUE-PENCIL. If any court construes the covenant in Section 7.1, or any part thereof, to be unenforceable because of its duration or the area covered thereby, the court shall have the power to reduce the duration or area to the extent necessary so that the provision is enforceable, and such provision, as reduced, shall then be enforceable.

                                 ARTICLE VIII.

                 SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

               8.1. SURVIVAL OF REPRESENTATIONS. All representations, warranties and agreements made by any party in this Agreement or pursuant hereto, other than those made in Section 3.7 shall survive the Closing for a period of two (2) years from the date of Closing, but all claims for damages made by virtue of such representations, warranties and agreements shall be made under this Article VIII. Notwithstanding the foregoing, Seller's representations pursuant to Section 3.1 shall survive the Closing without regard to the time limitation set forth in the preceding sentence.

               8.2 INDEMNIFICATION BY THE SELLER. The Seller shall indemnify, defend, save and hold the Buyer and its officers, directors, employees, agents, representatives and affiliates (collectively, the "Buyer Indemnitees") harmless from and against all demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses, including reasonable attorneys' fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing (collectively, "Buyer Damages") asserted against, imposed upon, resulting to or incurred by any of Buyer Indemnitees, directly or indirectly, in connection with, or arising out of, or resulting from (i) a breach of any of the representations and warranties made by the Seller in this Agreement, or in any certificate or document furnished pursuant hereto by the Seller, (ii) any claim or other cause of action asserted or brought by an unaffiliated third party which alleges any state of facts or other circumstances which if meritorious would result in or constitute a breach or violation of any of the representations and warranties made by the Seller in this Agreement, or in any certificate or document furnished pursuant hereto by the Seller, and (iii) a breach or non-fulfillment of any of the covenants or agreements made by the Seller in or pursuant to this Agreement

               Seller shall not have any liability for indemnification pursuant to this Article VIII for breaches of representations, warranties, covenants or agreements unless and until the aggregate amount of all Buyer Damages incurred by Buyer Indemnitees exceeds in the aggregate $100,000 (the "Indemnity Threshold"), at which point Seller shall be liable for all Buyer Damages. The maximum Buyer Damages Seller shall be responsible for shall be the aggregate Purchase Price. Notwithstanding anything to the contrary contained herein, the limitations set forth above shall not apply to claims based on fraud or intentional misrepresentation.

               8.3 INDEMNIFICATION BY THE BUYER. The Buyer shall indemnify, defend, save and hold the Seller and his agents and representatives (collectively, the "Seller Indemnitees") harmless from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses, including reasonable attorneys' fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing (collectively, "Seller Damages") asserted against, imposed upon or resulting to or incurred by any Seller Indemnitees, directly or indirectly, in connection with, or arising out of, or resulting from, (i) a breach of any of the representations and warranties made by the Buyer in this Agreement or in any certificate or document furnished pursuant hereto by the Buyer, and (ii) a breach of any of the covenants or agreements made by the Buyer in or pursuant to this Agreement.

               8.4 NOTICE OF CLAIMS. If any Buyer Indemnitee or Seller Indemnitee (an "Indemnified Party") believes that it has suffered or incurred any Buyer Damages or Seller Damages, as the case may be ("Damages") for which it is entitled to indemnification under this Article VIII, such Indemnified Party shall so notify the party or parties from whom indemnification is being claimed (the "Indemnifying Parties") with reasonable promptness and reasonable particularity in light of the circumstances then existing. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Damages, such Indemnified Party shall promptly notify the Indemnifying Parties of such action or suit. The failure of an Indemnified Party to give any notice required by this Section 8.4 shall not affect any of such party's rights under this Article VIII except and to the extent that such failure is actually prejudicial to the rights or obligations of the Indemnified Party.

          8.5 THIRD PARTY CLAIMS. The Indemnifying Party shall have the right to conduct and control, through counsel of its choosing and reasonably acceptable to the Indemnified Parties, any third party claim, action or suit, and the Indemnifying Party may compromise or settle the same, provided that the Indemnifying Party shall give the Indemnified Parties advance notice of any proposed compromise or settlement. The Indemnifying Party shall permit the Indemnified Parties to participate in the defense of any such action or suit through counsel chosen by them, provided that the fees and expenses of such counsel shall be borne by the Indemnified Parties. If the Indemnifying Parties undertake, conduct and control the conduct and settlement of such action or suit, (i) the Indemnifying Parties shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of the Indemnified Party;
(iii) the Indemnifying Parties shall not consent to any settlement that does not include as an unconditional term thereof the giving of a complete release from liability with respect to such action or suit to the Indemnified Party; (iii) the Indemnifying Parties shall permit the Indemnified Party to participate in (but not control) such conduct or settlement, at the Indemnified Party's sole expense, through counsel chosen by the Indemnified Party; and (iv) the Indemnifying Parties shall agree promptly to reimburse the Indemnified Party for the full amount of any Damages including fees and expenses of counsel for the Indemnified Party incurred after giving the foregoing notice to the Indemnifying Parties and prior to the assumption of the conduct and control of such action or suit by the Indemnifying Parties.


                                  ARTICLE IX.

                                 MISCELLANEOUS

          9.1. TERMINATION.

          (a) the parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (b) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing if the Closing has not occurred on or before January 31, 2002, unless failure results primarily from the Buyer itself breaching any representation, warranty or covenant contained in this Agreement, or unless an extension is mutually agreeable to the Seller and the Buyer; and

          (c) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing if the Closing has not occurred on or before January 31, 2002, unless failure results primarily from the Seller itself breaching any representation, warranty or covenant contained in this Agreement, or unless an extension is mutually agreeable to the Seller and the Buyer.

          9.2. CONSTRUCTION. As used herein, unless the context otherwise requires: references to "Article" or "Section" are to an article or section hereof; "include", "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; "hereof," "herein," "hereunder" and comparable terms refer to the entirety of this Agreement and not to any particular article, section or other subdivision hereof or attachment hereto; references to an agreement or other instrument or law, statute or regulation are referred to as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision) and all regulations, rulings and interpretations promulgated pursuant thereto; and the headings of the various articles, sections and other subdivisions hereof are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.

          9.3. NOTICES. All notices, and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made the second day after mailing, if sent by registered or certified mail, return receipt requested, upon delivery, if sent by hand delivery, when received, if sent by prepaid overnight carrier, with a record of receipt, or the first day after dispatch, if sent by cable, telegram, facsimile or telecopy (with a copy simultaneously sent by registered or certified mail, return receipt requested), to the parties at the following addresses:

          (i)  if to the Buyer to:

               Education Management Corporation
               300 Sixth Avenue
               Pittsburgh, PA 15222
               Facsimile: (412) 562-0934
               Attention: John R. McKernan, Jr.

               and

               Kirkpatrick & Lockhart LLP
               1251 Avenue of the Americas, 45/th/ Floor
               New York, NY 10020
               Telephone: (212) 536-4090
               Facsimile: (212) 536-3901
               Attention: William J. Phillips, Esq.

          (ii) if to the Seller:

               Michael C. Markovitz, Ph.D.
               c/o Argosy Education Group, Inc.
               20 South Clark Street, Suite 300
               Chicago, IL 60603
               Telephone: (312) 899-9900
               Facsimile: (312) 201-1907
               and

               Kirkland & Ellis
               200 E. Randolph Drive
               Chicago, IL 60601
               Telephone (312) 861-2000
               Facsimile: (312) 861-2200
               Attention: Gerald T. Nowak

Any party hereto may change the address to which notice to it, or copies thereof, shall be addressed, by giving notice thereof to the other parties hereto in conformity with the foregoing.

          9.4. ASSIGNMENT. This Agreement and all the rights and powers granted hereby shall bind and inure to the benefit of the parties hereto and their respective permitted heirs, successors and assigns. This Agreement and the rights, interests and obligations hereunder may not be assigned by any party hereto, without the prior written consent of the other parties hereto.

          9.5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to its conflict of law doctrines.

          9.6. AMENDMENT AND WAIVER; CUMULATIVE EFFECT. The parties may by mutual agreement amend this Agreement in any respect, and any party, as to such party, may (i) extend the time for the performance of any of the obligations of any other party, (ii) waive any inaccuracies in representations by any other party, (iii) waive compliance by any other party with any of the agreements contained herein and performance of any obligations by such other party, and
(iv) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought. Neither the failure of any party hereto to exercise any right, power or remedy provided under this Agreement where otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof, shall constitute a waiver by such party of its right to exercise any such right, power or remedy or to demand such compliance. The rights and remedies of the parties hereto are cumulative and not exclusive of the rights and remedies that they otherwise might have now or hereafter, at law, in equity, by statute or otherwise.

          9.7. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement and the Schedules attached hereto set forth all of the promises, covenants, agreements, conditions and undertakings of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except the provisions of Sections 8.2 and 8.3 relating to Buyer Indemnitees and Seller Indemnitees who are intended to benefit from such indemnities.

          9.8. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

          9.9. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.

                    [REST OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties have executed or have caused this Agreement to be executed by their authorized officers as of the date first written above.


                            EDUCATION MANAGEMENT CORPORATION


                            By: /s/ John R. McKernan, Jr.
                               --------------------------------------
                            Name:  John R. McKernan, Jr.
                            Title: Vice Chairman



                            SELLER


                                /s/ Michael C. Markovitz
                            -----------------------------------------
                            Michael C.Markovitz, Ph.D.

                                                                K&L Draft 7/7/01

                                   Exhibit A
                                   ---------

                           FORM OF ESCROW AGREEMENT
                           ------------------------

          THIS ESCROW AGREEMENT ("Escrow Agreement") is made and entered into as of the ___ day of ________, 2001 by and among Michael C. Markovitz, a stockholder of Argosy Education Group, Inc. (the "Seller"), Education Management Corporation, a Pennsylvania corporation (the "Buyer"), and ____________________, as Escrow Agent (the "Escrow Agent").

                                  WITNESSETH:

          WHEREAS, Seller and Buyer have concurrently entered into that certain Stock Purchase Agreement dated as of July 9, 2001, (the "Stock Purchase Agreement"), pursuant to which Buyer agreed to purchase, and Seller agreed to sell the Shares;

          WHEREAS, pursuant to the Stock Purchase Agreement, Buyer agreed to deposit the Purchase Price and Seller agreed to deliver the certificates for the Purchased Shares into escrow to be distributed in accordance with the terms and conditions set forth in the Stock Purchase Agreement;

          WHEREAS, Seller and Buyer desire to appoint the Escrow Agent to hold and disburse the Escrow Fund (as hereinafter defined);

          WHEREAS, unless otherwise defined herein, capitalized terms used in this Escrow Agreement have the definitions ascribed to them in the Stock Purchase Agreement.

          NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:


                                  ARTICLE I.

                          APPOINTMENT OF ESCROW AGENT
                          ---------------------------

          Seller and Buyer appoint [________________] as Escrow Agent to receive, hold, administer and deliver the Escrow Fund in accordance with this Escrow Agreement and the Escrow Agent accepts such appointment, all subject to the terms and conditions set forth in this Escrow Agreement.

                                  ARTICLE II.

                        DELIVERIES TO THE ESCROW AGENT
                        ------------------------------

                  2.1. Escrow Fund. Simultaneously with the execution of this
                       -----------
Escrow Agreement, the Buyer is depositing with the Escrow Agent, the principal sum of $_______ (the "Principal Amount") and Seller is delivering the certificate(s) representing the Purchased Shares together with duly executed stock powers executed in blank. The Principal Amount together with any interest thereon and the Purchased Shares are hereinafter collectively referred to as the "Escrow Fund." The Escrow Agent shall invest the Escrow Fund in Permitted Investments (as hereinafter defined) in accordance with joint written instructions of Buyer and Seller. [Absent written instructions to the contrary, the Escrow Agent shall invest the Escrow Fund in an Armada Money Market Fund, for which the Escrow Agent or an affiliate serves as an investment advisor and receives a fee.] [Agreement to be modified to permit deposit of LC a Buyer's election.]



                                  ARTICLE III.

                  DISPOSITION OF THE ESCROW FUND AND DOCUMENTS
                  --------------------------------------------

                  3.1. Use of Escrow Fund. The rights of Seller and Buyer to the
                       ------------------
Escrow Fund shall be as set forth in the Stock Purchase Agreement. Seller and Buyer covenant that they will not assign or encumber or attempt to assign or encumber the Escrow Fund and neither the Escrow Agent nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

                  3.2. Request of the Parties. Upon receipt of a joint written
                       ----------------------
request (the "Request") from Seller and Buyer (the "Instructing Parties") to disburse all or a portion of the Escrow Fund, the Escrow Agent shall disburse the funds specified in the Request in accordance with such Request. In the event the Escrow Agent receives a written objection to the Request the Escrow Agent shall hold the Escrow Fund pending disbursement pursuant to Section 3.4.

                  3.3. Notice of Rescission. Unless the Escrow shall have
                       --------------------
previously released prior to December 31, 2001 (or the next preceding business day), the Escrow Agent shall disburse the Principal Amount together with any interest to Buyer and the Purchased Shares to Seller and the Escrow Agent shall not be governed by any notice provisions or other objection period mechanisms noted above.

                  3.4. Court Order or Joint Instructions. The Escrow Agent may
                       ---------------------------------
deposit the Escrow Fund with the Clerk of any court of competent jurisdiction upon commencement of an action in the nature of interpleader or in the course of any court proceeding. If at any time the Escrow Agent receives a final non-appealable order of a court of competent jurisdiction or of an arbitrator selected by the Buyer and the Seller directing delivery of the Escrow Fund, the Escrow Agent shall comply with the order or instruction. The Escrow Agent shall comply with joint written instructions signed by Buyer and Seller directing delivery of the Escrow Fund. Upon any delivery or deposit of the entire Escrow Fund as provided in this Section 3, the Escrow Agent shall not be governed by any notice provisions or other objection period mechanisms noted above.

                                   ARTICLE IV.

                         DELIVERY OF NOTICES; STATEMENTS
                         -------------------------------

                  4.1. If Seller shall send any certificate, notice, request, demand or other communication (each a "Certificate") to the Escrow Agent, Seller shall simultaneously send such Certificate to Buyer by facsimile and certified mail. If Buyer shall send a Certificate to the Escrow Agent, Buyer shall simultaneously send such Certificate to Seller by facsimile and certified mail.

                  4.2. All Certificates hereunder or with respect hereto shall be in writing and shall be deemed to have been duly given or made (i) upon the third (3/rd/) business day after the date of mailing, if delivered by certified mail, postage prepaid, (ii) upon delivery, if sent by hand delivery, (iii) upon delivery, if sent by prepaid courier or overnight service (such as Federal Express), with a record of receipt, or (iv) the next day after the date of dispatch, if sent by cable, telegram, facsimile or telecopy (with a copy simultaneously sent by registered or certified mail, postage prepaid, return receipt requested), to the parties at the following addresses:

                  (i)    if to Seller:

                         Michael C. Markovitz, Ph.D.
                         c/o Argosy Education Group, Inc.
                         200 South Clark Street, Suite 300
                         Chicago, IL 60603
                         _______________________
                         ________________________
                         Telephone: (312) 899-9900
                         Facsimile: (312) 201-1907
                         and

                         Kirkland & Ellis
                         200 E. Randolph Drive
                         Chicago, IL 60601
                         Telephone: (312) 861-2000
                         Facsimile: (312) 861-2200
                         Attention: Gerald T. Nowak

                  (ii)   if to Buyer:

                         Education Management Corporation
                         300 Sixth Avenue
                         Pittsburgh, PA 15222
                         Attention: Robert T. McDowell
                         Senior Vice President and Chief Financial Officer
                         Telephone: (412) 562-0900
                         Facsimile: (412) 562-0934
                           and

                           Frederick W. Steinberg, Esquire
                           Vice President, General Counsel
                           and Secretary
                           Education Management Corporation
                           300 Sixth Avenue
                           Pittsburgh, PA 15222
                           Telephone: (412) 562-0900
                           Facsimile:  (412) 562-0934

                  (iii)    if to Escrow Agent, to:

                           [______________________]
                           _______________________
                           _______________________
                           _______________________
                           _______________________
                           Telephone: ____________
                           Facsimile: ____________

Any party hereto may change the address to which notice to it, or copies thereof, shall be addressed, by giving notice thereof to the other parties hereto in conformity with the foregoing.

                  4.3. The Escrow Agent shall promptly deliver or cause to be delivered to Seller and Buyer monthly bank statements reflecting the status of, and any activity in, the account.



                                   ARTICLE V.

                                  ESCROW AGENT
                                  ------------

                  5.1. Compensation. Buyer shall pay any fees due to the Escrow
                       ------------
Agent for the services to be rendered by the Escrow Agent under this Escrow Agreement (including indemnification, if any). Buyer agrees to pay Escrow Agent reasonable compensation for the services to be rendered hereunder and will pay or reimburse Escrow Agent upon request for all expenses, disbursements and advances, including attorneys' reasonable fees, incurred or made by it in connection with carrying out its duties hereunder.

                  5.2. Resignation. The Escrow Agent may resign at any time
                       -----------
after the date hereof upon giving Seller and Buyer not less than 30 days prior written notice. In such event, the acting escrow agent shall deliver any part of the Escrow Fund then in its possession to a successor escrow agent; the successor escrow agent shall be such person, firm or corporation as shall be mutually agreed upon by Seller and Buyer. Such resignation shall not be effective until a successor agrees to act hereunder; provided, however, that if
                                                     --------  -------
no successor is appointed and acting hereunder within 30 days after such notice is given, the Escrow Agent shall deliver the Escrow Funds into a court of competent jurisdiction.

                                   ARTICLE VI.
               LIABILITIES AND INDEMNIFICATION OF THE ESCROW AGENT
               ---------------------------------------------------

                  The Escrow Agent shall not be liable for any damages, or have any obligations other than the duties prescribed herein in carrying out or executing the purposes and intent of this Escrow Agreement; provided, however,
                                                            --------  -------
that nothing herein contained shall relieve the Escrow Agent from liability arising out of its own willful misconduct or gross negligence. The Escrow Agent's duties and obligations under this Escrow Agreement shall be entirely administrative and not discretionary. The Escrow Agent shall not be liable to any party hereto or to any third party as a result of any action or omission taken or made by the Escrow Agent in good faith. Buyer shall indemnify the Escrow Agent, hold the Escrow Agent harmless, and reimburse the Escrow Agent from, against and for, any and all liabilities, costs, fees and expenses (including reasonable attorney's fees) the Escrow Agent may suffer or incur by reason of its execution and performance of this Escrow Agreement. In the event any legal questions arise concerning the Escrow Agent's duties and obligations hereunder, the Escrow Agent may consult his counsel and rely without liability upon written opinions given to it by such counsel.

                  The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, authorization, or other paper or document which the Escrow Agent, in good faith, believes to be genuine and what it purports to be.

                  In the event that there shall be any disagreement between any of the parties to this Escrow Agreement, or between them or either of any of them and any other person, resulting in adverse claims or demands being made in connection with this Escrow Agreement, or in the event that Escrow Agent, in good faith, shall be in doubt as to what action it should take hereunder, Escrow Agent may, at its option, refuse to comply with any claims or demands on it or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists; and in any such event, Escrow Agent shall not be or become liable in any way or to any person for its failure or refusal to act, and Escrow Agent shall be entitled to continue to so refrain from acting until the dispute is resolved by the parties involved.

                  [___________] is acting solely as Escrow Agent and is not a party to, nor has it reviewed or approved the Stock Purchase Agreement or any other agreement or matter of background related to this Escrow Agreement, other than the Escrow Agreement itself, and has assumed, without investigation, the authority of the individuals executing this Escrow Agreement to be so authorized on behalf of the party or parties involved. Permitted Investments shall mean and include any of the following securities:

                         (a)  Direct obligations of the United States of
America, unconditionally guaranteed as to the payment of interest and principal by the United States of America.

                         (b)  Repurchase agreements or similar arrangements: (i)
with financial institutions, including the Escrow Agent if applicable, having or the parent company of which shall have a current Standard & Poor's Corporation or other equivalent rating for any purpose, including outstanding indebtedness, of at least "A", pursuant to which there shall have been delivered to the Escrow Agent, or its designee, Permitted Investments of the type set forth in subsection (a) having at all times a fair market value of at least 100% of the value of such agreement; or (ii) with financial institutions, including the Escrow Agent if applicable, not meeting the rating requirements of (i) above pursuant to which there shall have been delivered to the Escrow Agent or its designee,

Permitted Investments of the type set forth in subsection (a) having at all times a fair market value of at least 100% of the value of such agreement.

               (c) Shares of an open-end, diversified investment company which is registered under the Investment Company Act of 1940 and which (i) invests exclusively in Permitted Investments of the types set forth in (a) or (b) above,
(ii) seeks to maintain a constant net asset value per share in accordance with regulations of the Securities Exchange Commission, and (iii) has aggregate net assets of not less than $50,000,000.00 on the date of purchase.

               (d) Certificates of Deposit issued by national banks, including the Escrow Agent, having combined capital and surplus of not less than $100,000,000.00 and whose deposits are insured by Federal Deposit Insurance Corporation and having a rating of its unsecured, senior debt obligations within one of the three highest rating categories by any nationally recognized rating service.


                                  ARTICLE VII.
                                  TERMINATION
                                  -----------

          This Escrow Agreement shall be terminated by (a) written mutual consent signed by all parties, or (b) a final order, decree or judgment of a court of competent jurisdiction, the time of perfection of any appeal of such order, decree or judgment having expired. This Escrow Agreement shall automatically terminate if and when all amounts due under the Stock Purchase Agreement are paid in full.



                                 ARTICLE VIII.
OTHER PROVISIONS

          8.1.   Benefit and Assignment. This Escrow Agreement shall be binding
                 ----------------------
upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns. In the event that the bank acting as the Escrow Agent merges or consolidates with another bank or sells or transfers all or substantially all of its assets or trust business, then the successor or resulting bank shall be the Escrow Agent hereunder without necessity of further action or the execution of any document, so long as such successor or resulting bank meets the requirements of a successor escrow agent hereunder.

          8.2.   Entire Agreement; Amendment. Except as set forth in the Stock
                 ---------------------------
Purchase Agreement, this Escrow Agreement contains all the terms agreed upon by the parties with respect to the subject matter hereof. This Escrow Agreement may be amended only by a written instrument signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

          8.3. Headings. The headings of the articles, sections and subsections
               --------
of this Escrow Agreement are for ease of reference only and do not evidence the intentions of the parties.

          8.4. Counterparts. This Escrow Agreement may be executed in two or
               ------------
more counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.

                    [Rest of Page Intentionally Left Blank]

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Escrow Agreement as of the date first above written.



                            ______________________________________________
                            Michael C. Markovitz, Ph.D.
                            SSN ______-____-___________




                            EDUCATION MANAGEMENT CORPORATION

                            By:___________________________________________
                            Title:________________________________________
                            EIN:





                            [_____________________________________________]

                            ______________________________________________
                            Escrow Agent

                                       9